EXHIBIT 23

INDEPENDENT AUDITORS’ CONSENT

The Board of Directors and Shareholders
ARAMARK Corporation:

We consent to the incorporation by reference in registration statements (Nos. 333-53163, 333-75870, 333-89118, 333-89120, 333-89122, 333-89124, 333-89126) on Form S-8 and registration statement (No. 333-85050) on Form S-3 of ARAMARK Corporation and subsidiaries of our report dated November 11, 2002, with respect to the consolidated balance sheet of ARAMARK Corporation as of September 27, 2002, and the related consolidated statements of income, cash flows and stockholders’ equity for the fiscal year then ended, and the related financial statement schedule, which report appears in the September 27, 2002, annual report on Form 10-K of ARAMARK Corporation.

Philadelphia, Pennsylvania
November 27, 2002